Exhibit 5.1

[Letterhead of Leggett & Platt, Incorporated]

December 2, 2009

Board of Directors

Leggett & Platt, Incorporated

Ladies and Gentlemen:

I am the Vice President, Chief Legal Officer and Deputy Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 642,910 stock options (“Options”) to purchase the Company’s Common Stock, par value $0.01 per share, to be granted pursuant to the Company’s Flexible Stock Plan, as amended and restated effective May 8, 2008 (the “Plan”).

In connection with the preparation of the Registration Statement, I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary and appropriate for the purposes of the opinion expressed herein. I have assumed for the purposes of this opinion the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

On the basis of the foregoing and in reliance thereon and upon my review of applicable statutes and case law, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and when any applicable provisions of “Blue Sky” and other state securities laws shall have been complied with, and the Options shall have been granted in accordance with the terms of the Plan, then the Options will constitute valid, binding obligations enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering of Stock Options. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,

/S/ JOHN G. MOORE
John G. Moore
Vice President, Chief Legal Officer and Deputy Secretary